EXHIBIT 10.2

SERACARE LIFE SCIENCES, INC.

Stager Partners, L.P.

c/o Triad Securities

111 Broadway, 11th Floor

New York, NY 10006

Att’n: Josephine Tecla

Jacob Safier

626 Oak Drive

Far Rockaway, NY 11691

Chesed Congregations of America

One State Street Plaza

29th Floor

New York, NY 10004

Kenneth R. Levine

1776 Broadway, Suite 1403

New York, NY 10017

February 1, 2005

Gentlemen:

In connection with your purchase from Probitas Pharma, S.A. of Warrant No. W-1, dated September 24, 2001, to purchase 563,347 shares of the Common Stock of SeraCare Life Sciences, Inc. (the Company”) at an exercise price of $3.05 per share (the “Warrant”), you have asked us to include the shares of Common Stock issuable upon the exercise of the Warrant (the “Warrant Shares”) in a registration statement on Form S-3, Form S-1 or similar form (other than a Form S-8 or similar form used primarily for the registration of securities issued for employee benefit purposes) that we may file on or after the date hereof with respect to the registration of the resale of shares of our Common Stock.

Subject to the limitations set forth below, we hereby agree that we will offer to include the Warrant Shares, to the extent you are then still the owners of the Warrant or such Warrant Shares, in a registration statement on Form S-3, Form S-1 or similar form (other than a Form S-8 or similar form used primarily for the registration of securities issued for employee benefit purposes) that we may file on or after the date hereof with respect to the registration of the resale of shares of our Common Stock (including an amendment to Registration Statement No. 333-118123, which is currently not effective, and was originally filed by the Company with the Securities and Exchange Commission on August 11, 2004).

Our foregoing commitment to you is subject to the following: (i) we have no obligation to include any of the Warrant Shares in a Registration Statement for an underwritten public offering of any of our securities, (ii) we have no obligation to include any of the Warrant Shares in a Registration Statement if to do so would result in expense to the Company in excess of $25,000 in the aggregate, (iii) we have no obligation to include any of the Warrant Shares in a Registration Statement if, after discussion with our counsel and/or consultations with the staff of the Securities and Exchange Commission, we determine that to do so could adversely impact the prompt registration of the other resales or primary issuances contemplated by the applicable Registration Statement; and (iv) we have no obligation to include any of the Warrant Shares in a Registration Statement unless we have received all documentation reasonably requested by us in order to properly document your participation in such Registration Statement as a selling stockholder (including a reasonable indemnity for any inaccuracies in such documentation).

Notwithstanding anything herein to the contrary, (i) we have no obligation to you to maintain the effectiveness of any registration statement, and (ii) all of our obligations to you under this letter shall terminate on September 24, 2007.

Please note that the rights granted to you in this letter are not assignable. This letter sets forth the complete understanding and agreement between you and us with respect to any obligations we may have to assist you in registration of the resale of the Warrant Shares and supersedes all prior and contemporaneous agreements and understandings both written and oral, between you and us with respect to the same.

Please confirm your acceptance and agreement to the above by signing and returning to me a copy of this letter.

Sincerely yours,

SeraCare Life Sciences, Inc.

By:	/s/ MICHAEL F. CROWLEY, JR.
Michael F. Crowley, Jr.